Exhibit 5.2

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

May 8, 2025

Caribou Biosciences, Inc.

2929 7th Street, Suite 105

Berkeley, California 94710

Ladies and Gentlemen:

We have acted as counsel to Caribou Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of up to $100,000,000 of shares (the “Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”), pursuant to that certain Open Market Sale AgreementSM, dated as of August 9, 2022, by and between the Company and Jefferies LLC (the “Sales Agreement”). The Shares will be offered and sold pursuant to the Company’s shelf-registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 8, 2025 (the “Registration Statement”), a base prospectus dated May 8, 2025, included in the Registration Statement (the “Base Prospectus”), and a prospectus relating to the at-the-market offering of the Shares contemplated by the Sales Agreement, included in the Registration Statement (together with the Base Prospectus and the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Act, the “Prospectus”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed originals or copies of (i) the Prospectus; (ii) the Registration Statement; (iii) an executed copy of the Sales Agreement, (iv) the certificate of incorporation and bylaws of the Company, as amended through the date hereof, and (v) certain resolutions of the board of directors of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable as a basis for the opinion set forth below.

In rendering the opinion set forth below, we have assumed:

a.	the genuineness of all signatures;

b.	the legal capacity of natural persons;

c.	the authenticity of all documents submitted to us as originals;

d.	the conformity to original documents of all documents submitted to us as duplicates or conformed copies; and

e.	the authenticity of the originals of such copies.

As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company and public officials. We have also assumed, with respect to the issuance of the Shares, the amount of valid consideration paid in respect of such Shares will equal or exceed the par value of such Shares. We have not independently established the validity of the foregoing assumptions.

Our opinion is limited to the federal laws of the United States of America and the Delaware General Corporation Law. We express no opinion, and make no statement, as to the laws, rules, or regulations of any other jurisdiction.

Based on, and subject to the foregoing and the other limitations, qualifications, exceptions, and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company pursuant to the provisions of the Sales Agreement against payment of the requisite consideration therefor, will be validly issued, fully paid, and non-assessable.

ABU DHABI t ASTANA t ATHENS t ATLANTA t AUSTIN t BEIJING t BRUSSELS t CENTURY CITY t CHICAGO t DALLAS t DENVER t DUBAI t FRANKFURT t HONG KONG t HOUSTON t LONDON t LOS ANGELES t MIAMI t MUNICH t NEW YORK t ORANGE COUNTY t PARIS t PHILADELPHIA t PITTSBURGH t PRINCETON t RICHMOND t SAN FRANCISCO t SHANGHAI t SILICON VALLEY t SINGAPORE t TYSONS t WASHINGTON, D.C. t WILMINGTON

Caribou Biosciences, Inc. May 8, 2025 Page 2

The opinions set forth herein are given as of the date hereof, and we undertake no obligation to update or supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact or other circumstances that changes or may change our opinion set forth herein after the date hereof or for any other reason.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Reed Smith LLP
REED SMITH LLP